ALLBRIGHT LAW OFFICES

SHANGHAI

上海市锦天城律师事务所

Citigroup Tower, 14th Floor
No. 33 Hua Yuan Shi Qiao Road
Shanghai, P. R. China 200120
Telephone: (86 21) 6105-9000; Facsimile: (86 21) 6105-9100
Website: www.allbrightlaw.com.cn

November 3, 2005

Cyber Group Network Corporation
PO Box 948264
Maitland, FL 32794

Richardson & Patel LLP
10900 Wilshire Blvd. Suite 500
Los Angeles, CA 90064
Attn: Kevin K. Leung, Esq.

Skystar Bio-Pharmaceutical (Cayman) Holding Co, Ltd.
Scotia Centre, 4th Floor,
PO Box 2804
George Town
Grand Cayman, Cayman Islands

Ladies and Gentlemen:

This legal opinion is furnished to you in connection with the Share Exchange Agreement, dated as of September 20, 2005, as amended (the "Share Exchange Agreement") entered into by and among the Shareholder of Skystar Bio Pharmaceutical (Cayman) Holding Co, Ltd., a Cayman Island company ("Skystar"), R. Scott Cramer, Steve Lowe, David Wassung and Cyber Group Network Corporation, a Nevada corporation (the "Company," collectively referred to herein as the "Share Exchange Parties"). Prior to the closing of the transactions set forth in the Share Exchange Agreement, Skystar entered into a Consulting Services Agreement, Operating Agreement, Equity Pledge Agreement, Option Agreement and Proxy Agreement with Xian Tianxng Bio-Pharmaceutical Co., Ltd., a Chinese limited liability company ("Xian") and the majority shareholder of Xian (collectively such agreements referred to herein as the "Management Agreements," together with the Share Exchange Agreement referred to herein as the "Agreements")).

We have acted as counsel for Xian and Skystar in connection with the negotiation and preparation of the Agreements. As counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering the legal opinions set forth herein.

Citigroup Tower, 14th Floor
No. 33 Hua Yuan Shi Qiao Road
Shanghai, P. R. China 200120
Telephone: (86 21) 6105-9000; Facsimile: (86 21) 6105 9100
Website: www.allbrightlaw.com.cn

In rendering our opinions, to the extent that such opinions relate to laws, rules and regulations it is understood that we have not conducted any special investigation of laws, rules or regulations, and our opinions with respect thereto are limited to such laws, rules and regulations of the Cayman Islands and the People's Republic of China (the "PRC") and that we are duly qualified to make the opinions set forth in this letter.

Based upon and subject to the foregoing, we are of the opinion that:

1. Skystar and Xian are business entities duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and is in good standing under such laws. Each of Skystar and Xian have requisite corporate power to own, lease and operate its properties and to conduct its business. Each of Skystar and Xian are qualified to do business in their respective jurisdiction of its incorporation.

2. Skystar and Xian have the requisite corporate power and authority to execute, deliver and perform its obligations under the Agreements in accordance with the terms thereof. The execution and delivery of the Agreements by Skystar and Xian and the consummation by it of the transactions contemplated therein have been duly authorized by the respective company's governing board of directors and no further consent or authorization of each of Skystar and Xian, their respective governing board of directors or its stockholders is required therefore. The Management Agreements have been duly executed and delivered by both Skystar and Xian and the Share Exchange Agreement has been duly executed and delivered by Skystar and its Stockholders. The Management Agreements and the Share Exchange Agreement constitute valid and binding obligations of the parties of such agreements.

3. Each of the Management Agreements and the rights and obligations of the parties thereto are enforceable and valid in accordance with the laws of the PRC and the description of such Management Agreements and the contractual arrangement such Management Agreements create among the parties thereto as described in the Current Report on Form 8-K filed by the Company in connection with the closing of the transactions described in the Share Exchange Agreement is accurate, true and correct under the laws of the PRC.

4. The execution, delivery and performance of the Agreements by Skystar and Xian and the consummation of the transactions contemplated thereby, including, without limitation, the exchange of the securities held by the shareholders of Xian in accordance with the Agreements, (a) do not and will not result in a violation of, or constitute a default under (i) each of the organization or governing documents of

ALLBRIGHT LAW OFFICES
SHANGHAI
上海市锦天城律师事务所

Citigroup Tower, 14th Floor
No. 33 Hua Yuan Shi Qiao Road
Shanghai, P. R. China 200120
Telephone: (86 21) 6105-9000, Facsimile: (86 21) 6105-9100
Website: www.allbrightlaw.com.cn

Skystar and Xian, (ii) any other agreement, note, lease, mortgage, deed or other instrument to which Skystar or Xian is a party or by which Skystar or Xian is bound or affected or (iii) any applicable law, rule or regulation of the PRC or the Cayman Islands, and (b) do not and will not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the Agreements) upon or with respect to any of its respective properties under the organization or governing documents of Skystar and Xian.

5. No authorization, approval, consent, filing or other order of any PRC or Cayman Island governmental body, regulatory agency, self-regulatory organization or stock exchange or market, court or, any third party, is required to be obtained by Skystar or Xian to enter into and perform its obligations under the Agreements, or for the exchange of the capital stock of Xian for the capital stock of the Company as contemplated by and in accordance with the Agreements or for the exercise of any rights and remedies under any Agreements.

This opinions above are furnished to the persons addressed above for their benefit in connection with the transactions described above and may not be relied upon by any other person or for any other purpose without our prior written consent.

Very truly yours,

Steve Zhu on behalf of
AllBright Law Offices